INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE SECOND QUARTER OF 2007

St. Louis, Missouri, June 13, 2007 - Furniture Brands International (NYSE: FBN) commented on recent business trends and operations in the second quarter of 2007.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Retail conditions remain challenging across the industry. We continue to pursue cost savings and strategic opportunities in light of these difficult conditions.

“Though business conditions remain challenging, we now expect our net sales for the quarter to be down just under 12 percent, as opposed to the 15 percent we forecasted in early May. As a result, we now expect our net earnings per diluted common share to reflect a loss of 3 to 7 cents. This includes the effect of 2 cents in restructuring, asset impairment and severance charges. We will report the actual results for the second quarter of 2007 on August 1, 2007.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.